News
Exhibit 99.1

FOR IMMEDIATE RELEASE
Media Contact Information: Karen Kirkwood	Investor Contact Information: Ken Apicerno
Phone: 781-622-1306	Phone: 781-622-1294
E-mail: karen.kirkwood@thermofisher.com	E-mail: ken.apicerno@thermofisher.com
Website: www.thermofisher.com

Thermo Fisher Scientific Reports Second Quarter 2015 Results

Raises Full-year Revenue and Earnings Guidance

WALTHAM, Mass. (July 22, 2015) – Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, today reported its financial results for the second quarter of 2015, ended June 27, 2015.

Second Quarter 2015 Highlights

•	Grew adjusted earnings per share (EPS) by 7% to $1.84.

•	Delivered revenue of $4.27 billion.

•	Expanded adjusted operating margin by 90 basis points to 22.3%.

•
Launched a number of new products, including the Orbitrap Fusion Lumos Tribrid mass spectrometer for proteomics, Q Exactive GC-MS/MS for research and applied markets, and the cloud-enabled QuantStudio 3 and 5 real-time PCR systems for genomics applications.

•	Increased presence in emerging markets by opening a Customer Experience Center in Dubai to serve growing life sciences, healthcare and food safety markets across the Middle East.

•	Expanded bioproduction capabilities in the U.K. with a state-of-the-art facility for manufacturing dry powder media to capitalize on increasing global demand for biotherapeutics and vaccines.

•
Announced agreement to acquire Alfa Aesar for approximately $400 million to enhance offering of laboratory chemicals, solvents and reagents for research applications; expect to complete transaction by year end.

Adjusted EPS, adjusted operating income, adjusted operating margin and free cash flow are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

“I’m pleased to report that we delivered a very strong quarter, which puts us in a great position at the halfway point of the year,” said Marc N. Casper, president and chief executive officer of Thermo Fisher Scientific. “We fully leveraged our depth of capabilities to capture opportunities for growth and executed well to achieve excellent top- and bottom-line results.

“We made great progress during the quarter in executing our growth strategy. Among the highlights, we continued our strong momentum in technology innovation with significant new products that help our customers advance their work, from life sciences research to applied markets. In emerging markets, we opened a new demo center in Dubai to better serve our growing customer base in the Middle East. We also continue to effectively deploy our capital, announcing our agreement to acquire leading research chemicals producer, Alfa Aesar, which will further strengthen our unique customer value proposition.

“In summary, we delivered a solid first half, and we’re on track to achieve our growth goals for the year.”

Second Quarter 2015

For the second quarter of 2015, adjusted EPS grew 7% to $1.84, versus $1.72 in the second quarter of 2014. Revenue for the quarter was $4.27 billion in 2015, versus $4.32 billion in 2014. Organic revenue growth was 6%; divestitures, net of acquisitions, decreased revenue by 1% and currency translation reduced revenue by 6%. Adjusted operating income for the second quarter of 2015 increased 3% compared with the year-ago quarter, and adjusted operating margin expanded to 22.3%, compared with 21.4% in the second quarter of 2014.

GAAP diluted EPS in 2015 was $1.27, versus $.69 in the same quarter last year. The 2014 period included charges associated with the acquisition of Life Technologies. GAAP operating income for the second quarter of 2015 was $596 million, compared with $348 million in 2014. GAAP operating margin was 14.0%, compared with 8.1% in the 2014 quarter.

2015 Guidance Update

Thermo Fisher is raising its full-year 2015 revenue and adjusted EPS guidance to reflect current foreign currency exchange rates and strong operating performance. The company now expects revenue for 2015 to be in the range of $16.72 to $16.86 billion, versus its previous guidance of $16.67 to $16.83 billion. Thermo Fisher is also raising adjusted EPS guidance to a new range of $7.28 to $7.41 from the $7.25 to $7.40 previously announced, for 5% to 6% growth over 2014.

The 2015 guidance does not include the acquisition of Alfa Aesar or any future acquisitions or divestitures and is based on current foreign exchange rates. In addition, the adjusted EPS estimate excludes amortization expense for acquisition-related intangible assets and certain other items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the company’s four business segments, as highlighted below. Year-over-year results were negatively affected by the impact of foreign currency exchange rates.

Life Sciences Solutions Segment

In the second quarter of 2015, Life Sciences Solutions Segment revenue grew to $1.13 billion, compared with revenue of $1.10 billion in the second quarter of 2014. Segment adjusted operating margin increased to 28.6%, compared with 27.1% in the 2014 quarter.

Analytical Instruments Segment

Analytical Instruments Segment revenue was $777 million in the second quarter of 2015, compared with revenue of $793 million in the second quarter of 2014. Segment adjusted operating margin increased to 18.0%, versus 16.4% in the 2014 quarter.

Specialty Diagnostics Segment

In the second quarter of 2015, Specialty Diagnostics Segment revenue was $817 million, compared with revenue of $855 million in the second quarter of 2014. Segment adjusted operating margin was 27.8%, compared with 27.6% in the year-ago quarter.

Laboratory Products and Services Segment

Laboratory Products and Services Segment revenue was $1.69 billion in the second quarter of 2015, compared with revenue of $1.70 billion in the 2014 quarter. Segment adjusted operating margin was 15.4%, versus 15.2% in the 2014 quarter.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including adjusted EPS, adjusted operating income and adjusted operating margin, which exclude restructuring and other costs/income and amortization of acquisition-related intangible assets. Adjusted EPS also excludes certain other gains and losses, tax provisions/benefits related to the previous items, benefits from tax credit carryforwards, the impact of significant tax audits or events and discontinued operations. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We also use a non-GAAP measure, free cash flow, which excludes operating cash flows from discontinued operations and deducts net capital expenditures. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.

For example:

We exclude costs and tax effects associated with restructuring activities, such as reducing overhead and consolidating facilities. We believe that the costs related to these restructuring activities are not indicative of our normal operating costs.

We exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs. We exclude these costs because we do not believe they are indicative of our normal operating costs.

We exclude the expense and tax effects associated with the amortization of acquisition-related intangible assets because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of 5 to 20 years. In 2015, based on acquisitions closed through the end of the second quarter, our adjusted EPS will exclude approximately $2.23 of expense for the amortization of acquisition-related intangible assets. Exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

We also exclude certain gains/losses and related tax effects, benefits from tax credit carryforwards and the impact of significant tax audits or events (such as the one-time effect on deferred tax balances of enacted changes in tax rates), which are either isolated or cannot be expected to occur again with any regularity or predictability and that we believe are not indicative of our normal operating gains and losses. For example, we exclude gains/losses from items such as the sale of a business or real estate, significant litigation-related matters, curtailments of pension plans, the early retirement of debt and discontinued operations.

We also report free cash flow, which is operating cash flow, net of capital expenditures, and also excludes operating cash flows from discontinued operations to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities.

Thermo Fisher’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the company’s core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.

The non-GAAP financial measures of Thermo Fisher’s results of operations and cash flows included in this press release are not meant to be considered superior to or a substitute for Thermo Fisher’s results of operations prepared in accordance with GAAP. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables. Thermo Fisher’s earnings guidance, however, is only provided on an adjusted basis. It is not feasible to provide GAAP EPS guidance because the items excluded, other than the amortization expense, are difficult to predict and estimate and are primarily dependent on future events, such as acquisitions and decisions concerning the location and timing of facility consolidations.

Conference Call

Thermo Fisher Scientific will hold its earnings conference call today, July 22, 2015, at 8:30 a.m. Eastern time. To listen, dial (877) 201-0168 within the U.S. or (647) 788-4901 outside the U.S. You may also listen to the call live on our website, www.thermofisher.com, by clicking on “Investors.” You will find this press release, including the accompanying reconciliation of non-GAAP financial measures and related information, in that section of our website under “Financial Results.” An audio archive of the call will be available under “Webcasts and Presentations” through Friday, August 14, 2015.

About Thermo Fisher Scientific

Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science, with revenues of $17 billion and approximately 50,000 employees in 50 countries. Our mission is to enable our customers to make the world healthier, cleaner and safer. We help our customers accelerate life sciences research, solve complex analytical challenges, improve patient diagnostics and increase laboratory productivity. Through our premier brands – Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific and Unity Lab Services – we offer an unmatched combination of innovative technologies, purchasing convenience and comprehensive support. For more information, please visit www.thermofisher.com.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; the effect of healthcare reform legislation; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to the Life Technologies acquisition may not materialize as expected. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in our Quarterly Report on Form 10-Q for the quarter ended March 28, 2015, which is on file with the SEC and available in the “Investors” section of our website under the heading “SEC Filings.” While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

###

Consolidated Statement of Income (unaudited) (a)(b)	Three Months Ended
	June 27,	% of	June 28,	% of
(In millions except per share amounts)	2015	Revenues	2014	Revenues

Revenues	$4,270.9		$4,321.9
Costs and Operating Expenses:
Cost of revenues (c)	2,222.0	52.0%	2,361.0	54.6%
Selling, general and administrative expenses (d)	928.3	21.7%	1,024.6	23.7%
Amortization of acquisition-related intangible assets	329.8	7.7%	343.6	8.0%
Research and development expenses	174.6	4.1%	183.7	4.3%
Restructuring and other costs, net (e)	20.4	0.5%	60.9	1.4%
	3,675.1	86.0%	3,973.8	91.9%

Operating Income	595.8	14.0%	348.1	8.1%
Interest Income	7.7		16.0
Interest Expense	(102.9)		(129.1)
Other Income, Net (f)	3.0		1.5

Income Before Income Taxes	503.6		236.5
Benefit from Income Taxes (g)	8.0		42.0

Net Income	$511.6	12.0%	$278.5	6.4%

Earnings per Share:
Basic	$1.28		$.70
Diluted	$1.27		$.69

Weighted Average Shares:
Basic	398.4		399.4
Diluted	401.5		403.1

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$595.8	14.0%	$348.1	8.1%
Cost of Revenues Charges (c)	1.1	0.0%	156.1	3.6%
Selling, General and Administrative Costs, Net (d)	3.2	0.1%	14.9	0.3%
Restructuring and Other Costs, Net (e)	20.4	0.5%	60.9	1.4%
Amortization of Acquisition-related Intangible Assets	329.8	7.7%	343.6	8.0%

Adjusted Operating Income (b)	$950.3	22.3%	$923.6	21.4%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$511.6	12.0%	$278.5	6.4%
Cost of Revenues Charges (c)	1.1	0.0%	156.1	3.6%
Selling, General and Administrative Costs, Net (d)	3.2	0.1%	14.9	0.3%
Restructuring and Other Costs, Net (e)	20.4	0.5%	60.9	1.4%
Amortization of Acquisition-related Intangible Assets	329.8	7.7%	343.6	8.0%
Other Expense (Income), Net (f)	0.6	0.0%	(0.9)	0.0%
Provision for Income Taxes (g)	(128.2)	-3.0%	(158.0)	-3.6%

Adjusted Net Income (b)	$738.5	17.3%	$695.1	16.1%

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$1.27		$0.69
Cost of Revenues Charges, Net of Tax (c)	—		0.29
Selling, General and Administrative Costs, Net of Tax (d)	0.01		0.02
Restructuring and Other Costs, Net of Tax (e)	0.03		0.09
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.57		0.64
Other Expense (Income), Net of Tax (f)	—		—
Provision for Income Taxes (g)	(0.04)		(0.01)

Adjusted EPS (b)	$1.84		$1.72

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$764.9		$888.7
Net Cash Used in Discontinued Operations	2.2		0.9
Purchases of Property, Plant and Equipment	(95.3)		(75.5)
Proceeds from Sale of Property, Plant and Equipment	5.6		9.3

Free Cash Flow (h)	$677.4		$823.4

Segment Data	Three Months Ended
	June 27,	% of	June 28,	% of
(In millions)	2015	Revenues	2014	Revenues

Revenues
Life Sciences Solutions	$1,129.3	26.4%	$1,103.1	25.5%
Analytical Instruments	777.0	18.2%	793.4	18.4%
Specialty Diagnostics	817.1	19.1%	855.1	19.8%
Laboratory Products and Services	1,693.3	39.6%	1,699.4	39.3%
Eliminations	(145.8)	-3.3%	(129.1)	-3.0%

Consolidated Revenues	$4,270.9	100.0%	$4,321.9	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$323.5	28.6%	$299.1	27.1%
Analytical Instruments	139.6	18.0%	130.4	16.4%
Specialty Diagnostics	227.2	27.8%	236.4	27.6%
Laboratory Products and Services	260.0	15.4%	257.7	15.2%

Subtotal Reportable Segments	950.3	22.3%	923.6	21.4%

Cost of Revenues Charges (c)	(1.1)	0.0%	(156.1)	-3.6%
Selling, General and Administrative Costs, Net (d)	(3.2)	-0.1%	(14.9)	-0.3%
Restructuring and Other Costs, Net (e)	(20.4)	-0.5%	(60.9)	-1.4%
Amortization of Acquisition-related Intangible Assets	(329.8)	-7.7%	(343.6)	-8.0%

GAAP Operating Income (a)	$595.8	14.0%	$348.1	8.1%

(a)	"GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(b)	Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any regularity or predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).

(c)
Reported results in 2015 and 2014 include i) $0.2 and $154.7, respectively, of charges for the sale of inventories revalued at the date of acquisition and ii) $0.9 and $1.4, respectively, of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations.
(d)	Reported results in 2015 and 2014 include $1.4 and $11.3, respectively, of third-party transaction/integration costs related to recent acquisitions. Reported results in 2015 also include $1.8 of accelerated depreciation on information systems to be abandoned due to integration synergies. Reported results in 2014 include charges of $3.6 for revisions of estimated contingent consideration for recent acquisitions.
(e)	Reported results in 2015 and 2014 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2015 include a gain of $7.6 on the sale of a product line and a charge of $3.5 for settlement of litigation at an acquired business.
Reported results in 2014 include net gains of $3.3 on the sale of businesses.
(f)	Reported results in 2015 and 2014 include $0.6 and $0.6, respectively, of amortization of acquisition-related intangible assets of the company's equity-method investments. Reported results in 2014 also include $1.5 of gains from the sale of investments.
(g)	Reported provision for income taxes includes i) $113.1 and $152.6 of incremental tax benefit in 2015 and 2014, respectively, for the pre-tax reconciling items between GAAP and adjusted net income;
and ii) in 2015 and 2014, $15.1 and $5.4, respectively, of incremental tax benefit from adjusting the company's deferred tax balances as a result of tax rate changes.
(h)	Free cash flow in 2014 was reduced by $45.0 of cash outlays related to the acquisition of Life Technologies including monetizing certain equity awards, severance obligations and third-party transaction/integration costs.
Notes:
Consolidated depreciation expense is $89.9 and $91.2 in 2015 and 2014, respectively.
Consolidated equity compensation expense included in both reported and adjusted results is $31.1 and $30.8 in 2015 and 2014, respectively.
Certain pre-acquisition equity awards of Life Technologies were converted to rights to receive future cash payments over the remaining vesting period. In addition to the equity compensation expense noted above, reported and adjusted results in 2015 and 2014 include $5.5 and $10.0, respectively, of expense for such cash payments.

Consolidated Statement of Income (unaudited) (a)(b)	Six Months Ended
	June 27,	% of	June 28,	% of
(In millions except per share amounts)	2015	Revenues	2014	Revenues

Revenues	$8,189.7		$8,225.4
Costs and Operating Expenses:
Cost of revenues (c)	4,210.6	51.4%	4,552.8	55.4%
Selling, general and administrative expenses (d)	1,844.3	22.5%	2,007.4	24.4%
Amortization of acquisition-related intangible assets	658.9	8.1%	629.5	7.6%
Research and development expenses	340.4	4.2%	333.4	4.1%
Restructuring and other costs (income), net (e)	52.4	0.7%	(521.3)	-6.3%
	7,106.6	86.8%	7,001.8	85.1%

Operating Income	1,083.1	13.2%	1,223.6	14.9%
Interest Income	14.7		27.9
Interest Expense	(211.3)		(246.9)
Other (Expense) Income, Net (f)	(0.9)		6.3

Income Before Income Taxes	885.6		1,010.9
Benefit from (Provision for) Income Taxes (g)	11.1		(189.3)

Net Income	$896.7	10.9%	$821.6	10.0%

Earnings per Share:
Basic	$2.25		$2.07
Diluted	$2.23		$2.05

Weighted Average Shares:
Basic	398.1		396.3
Diluted	401.5		400.7

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$1,083.1	13.2%	$1,223.6	14.9%
Cost of Revenues Charges (c)	1.7	0.0%	324.6	3.9%
Selling, General and Administrative Costs, Net (d)	10.8	0.1%	97.7	1.2%
Restructuring and Other Costs (Income), Net (e)	52.4	0.7%	(521.3)	-6.3%
Amortization of Acquisition-related Intangible Assets	658.9	8.1%	629.5	7.6%

Adjusted Operating Income (b)	$1,806.9	22.1%	$1,754.1	21.3%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$896.7	10.9%	$821.6	10.0%
Cost of Revenues Charges (c)	1.7	0.0%	324.6	3.9%
Selling, General and Administrative Costs, Net (d)	10.8	0.1%	97.7	1.2%
Restructuring and Other Costs (Income), Net (e)	52.4	0.7%	(521.3)	-6.3%
Amortization of Acquisition-related Intangible Assets	658.9	8.1%	629.5	7.6%
Other Expense (Income), Net (f)	11.6	0.1%	(3.2)	0.0%
Provision for Income Taxes (g)	(238.0)	-2.9%	(43.0)	-0.5%

Adjusted Net Income (b)	$1,394.1	17.0%	$1,305.9	15.9%

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$2.23		$2.05
Cost of Revenues Charges, Net of Tax (c)	—		0.63
Selling, General and Administrative Costs, Net of Tax (d)	0.02		0.19
Restructuring and Other Costs (Income), Net of Tax (e)	0.09		(0.82)
Amortization of Acquisition-related Intangible Assets, Net of Tax	1.15		1.24
Other Expense (Income), Net of Tax (f)	0.02		—
Provision for Income Taxes (g)	(0.04)		(0.03)

Adjusted EPS (b)	$3.47		$3.26

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$844.9		$989.9
Net Cash Used in Discontinued Operations	4.3		1.9
Purchases of Property, Plant and Equipment	(192.5)		(180.2)
Proceeds from Sale of Property, Plant and Equipment	6.2		12.7

Free Cash Flow (h)	$662.9		$824.3

Segment Data	Six Months Ended
	June 27,	% of	June 28,	% of
(In millions)	2015	Revenues	2014	Revenues

Revenues
Life Sciences Solutions	$2,149.2	26.2%	$1,938.6	23.6%
Analytical Instruments	1,504.4	18.4%	1,563.3	19.0%
Specialty Diagnostics	1,602.3	19.6%	1,668.8	20.3%
Laboratory Products and Services	3,206.7	39.2%	3,289.9	40.0%
Eliminations	(272.9)	-3.4%	(235.2)	-2.9%

Consolidated Revenues	$8,189.7	100.0%	$8,225.4	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$622.2	29.0%	$543.7	28.0%
Analytical Instruments	261.3	17.4%	261.3	16.7%
Specialty Diagnostics	441.3	27.5%	457.4	27.4%
Laboratory Products and Services	482.1	15.0%	491.7	14.9%

Subtotal Reportable Segments	1,806.9	22.1%	1,754.1	21.3%

Cost of Revenues Charges (c)	(1.7)	0.0%	(324.6)	-3.9%
Selling, General and Administrative Costs, Net (d)	(10.8)	-0.1%	(97.7)	-1.2%
Restructuring and Other (Costs) Income, Net (e)	(52.4)	-0.7%	521.3	6.3%
Amortization of Acquisition-related Intangible Assets	(658.9)	-8.1%	(629.5)	-7.6%

GAAP Operating Income (a)	$1,083.1	13.2%	$1,223.6	14.9%

(a)	"GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(b)	Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any regularity or predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).

(c)
Reported results in 2015 and 2014 include i) $0.7 and $302.3, respectively, of charges for the sale of inventories revalued at the date of acquisition and ii) $1.0 and $0.9, respectively, of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations. Reported results in 2014 also include a charge of $21.4 to conform the accounting policies of Life Technologies with the company's accounting policies.
(d)
Reported results in 2015 and 2014 include i) $7.5 and $77.9, respectively, of third-party transaction/integration costs primarily related to the acquisitions of Life Technologies and in 2015, Alfa Aesar, and ii) $0.5 and $(3.6), respectively, of gains (charges) for changes in estimates of contingent consideration for acquisitions. Reported results in 2015 also include $3.8 of accelerated depreciation on information systems to be abandoned due to integration synergies. Reported results in 2014 also include a charge of $16.2 to conform the accounting policies of Life Technologies with the company's accounting policies.
(e)	Reported results in 2015 and 2014 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2015 include a gain of $7.6 on the sale of a product line, $5.0 of cash compensation contractually due to employees of an acquired business on the date of acquisition, a charge of $3.5 for settlement of litigation at an acquired business and a $0.9 charge associated with a previous sale of a business. Reported results in 2014 include gains of $761.8 on the sale of businesses, principally the sera and media, gene modulation and magnetic beads businesses and a charge of $91.7 for cash compensation to monetize certain equity awards held by Life Technologies employees at the date of acquisition.
(f)	Reported results in 2015 and 2014 include $1.1 and $1.1, respectively, of amortization of acquisition-related intangible assets of the company's equity-method investments. Reported results in 2015 also include $7.5 of costs associated with entering into interest rate swap arrangements and a loss of $3.0 on the early extinguishment of debt. Reported results in 2014 also include $5.3 of gains from investments, offset in part by $1.0 of charges related to amortization of fees paid to obtain financing commitments related to the Life Technologies acquisition.
(g)	Reported provision for income taxes includes i) $223.6 and $32.4 of incremental tax benefit in 2015 and 2014, respectively, for the pre-tax reconciling items between GAAP and adjusted net income;
and ii) in 2015 and 2014, $14.4 and $10.6, respectively, of incremental tax benefit from adjusting the company's deferred tax balances as a result of tax rate changes.
(h)	Free cash flow in 2014 was reduced by $286.5 of cash outlays related to the acquisition of Life Technologies including monetizing certain equity awards, severance obligations and third-party transaction/integration costs.
Notes:
Consolidated depreciation expense is $177.1 and $170.9 in 2015 and 2014, respectively.
Consolidated equity compensation expense included in both reported and adjusted results is $59.3 and $56.0 in 2015 and 2014, respectively.
Certain pre-acquisition equity awards of Life Technologies were converted to rights to receive future cash payments over the remaining vesting period. In addition to the equity compensation expense noted above, reported and adjusted results in 2015 and 2014 include $13.9 and $17.1, respectively, of expense for such cash payments.

Condensed Consolidated Balance Sheet (unaudited)
	June 27,	December 31,
(In millions)	2015	2014

Assets
Current Assets:
Cash and cash equivalents	$768.4	$1,343.5
Short-term investments	2.0	8.5
Accounts receivable, net	2,631.0	2,473.6
Inventories	1,962.3	1,859.5
Other current assets	872.9	854.7

Total current assets	6,236.6	6,539.8

Property, Plant and Equipment, Net	2,406.9	2,426.5

Acquisition-related Intangible Assets	13,383.7	14,110.1

Other Assets	940.3	933.1

Goodwill	18,806.9	18,842.6

Total Assets	$41,774.4	$42,852.1

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term obligations and current maturities of long-term obligations	$3,359.8	$2,212.4
Other current liabilities	2,740.6	3,137.4

Total current liabilities	6,100.4	5,349.8

Other Long-term Liabilities	4,330.5	4,602.6

Long-term Obligations	10,663.7	12,351.6

Total Shareholders' Equity	20,679.8	20,548.1

Total Liabilities and Shareholders' Equity	$41,774.4	$42,852.1

Condensed Consolidated Statement of Cash Flows (unaudited)	Six Months Ended
	June 27,	June 28,
(In millions)	2015	2014

Operating Activities
Net income	$896.7	$821.6

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	836.0	800.4
Change in deferred income taxes	(218.0)	(460.4)
Net gains on sale of businesses	(7.6)	(761.8)
Other non-cash expenses, net	35.1	329.8
Changes in assets and liabilities, excluding the effects
of acquisitions and dispositions	(693.0)	262.2

Net cash provided by continuing operations	849.2	991.8
Net cash used in discontinued operations	(4.3)	(1.9)

Net cash provided by operating activities	844.9	989.9

Investing Activities
Acquisitions, net of cash acquired	(298.6)	(13,054.5)
Purchases of property, plant and equipment	(192.5)	(180.2)
Proceeds from sale of property, plant and equipment	6.2	12.7
Proceeds from sale of businesses, net of cash divested	—	1,048.7
Other investing activities, net	15.6	99.2

Net cash used in investing activities	(469.3)	(12,074.1)

Financing Activities
Net proceeds from issuance of debt	—	4,999.6
Repayment of long-term obligations	(1,554.7)	(2,452.3)
Increase in commercial paper, net	1,121.5	305.6
Decrease in short-term notes payable	—	(18.6)
Purchases of company common stock	(500.0)	—
Dividends paid	(120.5)	(114.7)
Net proceeds from issuance of company common stock	—	2,942.0
Net proceeds from issuance of company common stock under employee stock plans	81.7	108.6
Tax benefits from stock-based compensation awards	49.0	55.6
Other financing activities, net	(6.3)	(4.9)

Net cash (used in) provided by financing activities	(929.3)	5,820.9

Exchange Rate Effect on Cash	(21.4)	22.2

Decrease in Cash and Cash Equivalents	(575.1)	(5,241.1)
Cash and Cash Equivalents at Beginning of Period	1,343.5	5,826.0

Cash and Cash Equivalents at End of Period	$768.4	$584.9

Free Cash Flow (a)(b)	$662.9	$824.3

(a)	Free cash flow is net cash provided by operating activities of continuing operations less net purchases of property, plant and equipment.
(b)	Free cash flow in 2014 was reduced by $286.5 of cash outlays related to the acquisition of Life Technologies including monetizing certain equity awards, severance obligations and third-party transaction/integration costs.